Exhibit 99.1

Lincoln Educational Services Corporation Reports

Strong Fourth Quarter and 2008 Year End Results

West Orange, New Jersey, March 5, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported fourth quarter and 2008 year end results.

Highlights:

Quarterly -

•	Record revenue of $107.3 million for the fourth quarter of 2008, representing an increase of 18.9% from $90.3 million for the fourth quarter of 2007.

•
Diluted EPS from continuing operations of $0.49 for the fourth quarter of 2008, representing an increase of 32.4% from $0.37 for the fourth quarter of 2007.  Diluted EPS for the fourth quarter of 2008 includes a $0.02 charge related to the acquisition of the Baran school group in January 2009.

•	Completed the acquisition of Briarwood College on December 1, 2008.

•	Student starts increased by 17.1% as compared to the fourth quarter of 2007.

Yearly -

•	Record revenue of $376.9 million for the year ended December 31, 2008, representing an increase of 15.0% from $327.8 million for the year ended December 31, 2007.

•
Diluted EPS from continuing operations of $0.78 for the year ended December 31, 2008, representing an increase of 47.2% from $0.53 for the year ended December 31, 2007.  Diluted EPS for the year ended December 31, 2008 includes a $0.02 charge related to the acquisition of the Baran school group in January 2009.

•
Student starts increased by 12.4% as compared to the year ended December 31, 2007.  Student population at December 31, 2008 increased 20.3% to 21,667 from 18,013 at December 31, 2007.  Student population, excluding Briarwood College, increased 17.2% to 21,116 at December 31, 2008.

2009 Guidance -

•	Revenue of $476 million to $486 million, up 26% to 29% over 2008.

Continued . . ..

•
Diluted EPS of $0.90 to $0.95, representing growth of 15% to 22% over 2008.  Our EPS guidance for 2009 includes approximately $0.10 to $0.12 dilution in connection with our acquisitions, with most of this dilution being incurred in the first half of the year.

•	Increase in expected same school student starts of 13% to 15% over 2008.

•
For the first quarter of 2009, we expect revenues of $112.0 million to $114.0 million, representing an increase of approximately 34% over the first quarter of 2008, and diluted EPS of $0.05 to $0.07.  Guidance for the first quarter of 2009 is based on an expected increase in same school student starts of 25% to 28% over the same period in 2008.

Comment and Outlook

“We are very pleased with our financial performance for the fourth quarter of 2008 and with our year end results.  Strong start growth during the year resulted in increased capacity utilization which produced meaningful bottom line results.  During the fourth quarter of 2008, our operating margin increased to 19.8% from 18.8% in the fourth quarter of 2007. We expect this leverage in our business to continue as we enter 2009 with approximately 3,100 more students on a same school basis than we had in January of 2008,” said David Carney, Lincoln’s Chairman & CEO.  “The investments we have made in our sales and marketing initiatives over the last two years, coupled with the effect of the weakening economy, helped sustain this momentum which enabled us to finish the year with student starts up 12.4% over prior year.”

Mr. Carney added, “As we previously announced, on December 1, 2008 we completed the purchase of Briarwood College and on January 20, 2009 we announced the acquisition of the Baran school group.  These two acquisitions added approximately 2,500 students to our population and will provide us with a solid foundation to increase our long-term growth both on-ground and on-line.  These acquisitions are expected to add approximately $50 million to $55 million in revenue for 2009. Although these acquisitions will be dilutive in 2009 as a result of acquisition related items and the incremental costs of accelerating the integration of these businesses, our 2009 guidance highlighted above includes the impact of these acquisitions on our 2009 earnings.  We expect that these acquisitions will provide meaningful top line and bottom line growth in 2010.”

Mr. Carney concluded, “Our strategy continues to be a disciplined approach to expanding our degree offerings, both on-ground and on-line, in order to address a broader market and provide a path for students to migrate from diploma to degree within the Lincoln family.  Finally, over the last several years we continued to diversify our company and our product offerings and have made meaningful investments in our sales and marketing efforts.  This has now produced nine consecutive quarters of student start growth and six consecutive quarters of enrollment growth.  This growth, coupled with the slowdown in the economy we are experiencing, has positioned us well for 2009. We expect to continue to benefit from the leverage inherent in our business model.”

2008 Operating Performance

Revenues increased by $49.1 million, or 15.0%, to $376.9 million for 2008 from $327.8 million for 2007. Approximately $1.0 million of this increase was a result of our acquisition of Briarwood College (BRI), on December 1, 2008.  Excluding BRI, the increase in revenues was primarily attributable to a

13.0% increase in average student population, which increased to 19,983 for the year ended December 31, 2008, from 17,687 for the year ended December 31, 2007.  Revenues were also favorably impacted during the year by tuition increases, which averaged from 3.0% to 3.5%, and increases in tool sales and interest income collected on student loans, which increased by $0.7 million and $0.8 million, respectively, for the year ended December 2008.   Average revenue per student increased 1.5% for the year ended December 31, 2008, from the year ended December 31, 2007, primarily due to tuition increases, offset by a shift in our student population to lower tuition programs.

Operating income margin for the year ended December 31, 2008 increased to 9.4% from 7.9% for the year ended December 31, 2007.  The improvement in operating income was related to the increase in our average student population which resulted in capacity utilization of 60% at December 31, 2008 versus 53% at December 31, 2007.  This increase in capacity utilization enabled us to leverage our educational services and facilities expenses during the year.  Accordingly, the additional revenues from increased student population contributed to the increase in operating income margin.

Our educational services and facilities expenses increased by $14.0 million, or 10.1%, to $153.5 million for the year ended December 31, 2008 from $139.5 million for the year ended December 31, 2007. BRI accounted for $0.5 million, or 0.4%, of this increase. Excluding BRI, the increase in educational services and facilities expenses was primarily due to instructional expenses, and books and tools expenses, which increased by $6.1 million, or 8.4%, and $3.6 million, or 20.9%, respectively, over the prior year. This increase was attributable to a 12.4% increase in student starts for the year ended December 31, 2008 as compared to the prior year and the overall increase in student population and higher tool sales during 2008 compared to 2007.  We began 2008 with approximately 1,400 more students than we had on January 1, 2007 and as of December 31, 2008 our population was approximately 3,600 higher than as of December 31, 2007.  The remainder of the increase in educational services and facilities expenses was due to facilities expenses, which increased by $3.8 million for the year ended December 31, 2008 over the prior year.  This increase was primarily due to an increase in depreciation expense of $2.7 million resulting from higher capital expenditures during 2008 and 2007.  The remainder of the increase in facilities expenses was due to higher utilities, rent and repairs and maintenance expenses at our campuses.  Capital expenditures in 2008 included the renovation and conversion of our former auto school in Grand Prairie, Texas to a skilled trades school, as well as the opening of our new campus, Aliante, in North Las Vegas, Nevada.  Educational services and facilities expenses as a percentage of revenues decreased to 40.7% of revenues for the year ended December 31, 2008 from 42.6% for the year ended December 31, 2007.

Our selling, general and administrative expenses for the year ended December 31, 2008 were $187.7 million, an increase of $25.3 million, or 15.6%, from $162.4 million for the year ended December 31, 2007. Approximately $0.3 million, or 1.2%, of this increase was attributed to BRI. Excluding BRI, the increase in our selling, general and administrative expenses for the year ended December 31, 2008 was primarily due to a $1.9 million, or 13.4%, increase in student services, a $4.8 million, or 7.4%, increase in sales and marketing and an $18.3 million, or 22.0%, increase in administrative expenses as compared to the prior year.

The increase in student services was primarily due to increases in compensation and benefit expenses attributable to additional financial aid and career services personnel as a result of a larger student population during the year ended December 31, 2008 as compared to the prior year. In addition, we expanded a pilot program, which we began in 2007, to centralize the back office administration of our financial aid department in an effort to improve the effectiveness of our financial aid processing.  This resulted in the hiring of additional financial aid representatives during 2008.

The increase in sales and marketing expense was due to (a) annual compensation increases to sales representatives; (b) the hiring of additional sales representatives; and (c) increased call center support for the year ended December 31, 2008 as compared to the prior year. In addition, we increased our marketing investments in an effort to continue to grow our student population.

The increase in administrative expenses was primarily due to (a) a $9.8 million increase in compensation and benefits, resulting from annual compensation increases, including increases in employee bonuses, stock compensation expense and the cost of benefits provided to employees; (b)  a $4.2 million increase in bad debt expense; (c) $0.2 million refunded to the U.S. Department of Education resulting from a program review at Southwestern College; (d) a $0.6 million increase in software maintenance expenses resulting from increased software licenses for our student management system; (e) $0.9 million of  acquisition expenses related to our acquisition of Baran in January 2009 in accordance with Statement of Financial Accounting Standards Statement No. 141R, Business Combinations; and (f ) $0.9 million of expenses incurred in connection with two registration statements on Form S-3, filed with the SEC during 2008, and other related expenses.

For the year ended December 31, 2008, our bad debt expense as a percentage of revenue was 5.7% as compared to 5.3% for the year ended December 31, 2007.  This increase was primarily attributable to higher accounts receivable due to an increase of 13.0% in average student population for 2008 as compared to the same period in 2007.  The number of days sales outstanding for the year ended December 31, 2008 decreased to 25.4 days compared to 27.7 days for 2007, primarily due to the timing of the collection of federal funds.

As a percentage of revenues, selling, general and administrative expenses increased to 49.9% of revenues for 2008 from 49.5% for 2007.

Net income from continuing operations for the year ended December 31, 2008 was $20.2 million, or $0.78 per diluted share, as compared to $13.8 million or $0.53 per diluted share for 2007.

Fourth Quarter 2008 Operating Performance

Revenues increased by $17.0 million, or 18.9%, to $107.3 million for the fourth quarter of 2008 from $90.3 million for the comparable period in 2007.  Included in revenues for the fourth quarter of 2008 was approximately $1.0 million related to our acquisition of BRI.  Revenues for the fourth quarter of 2008 were positively impacted by a 17.1% increase in student starts and an increase in our average population of 16.7%.  For the fourth quarter of 2008, our average population was 22,361 students compared to 19,167 students for the fourth quarter of 2007.

Our operating income for the fourth quarter of 2008 was $21.2 million, which represented a 24.8% increase from operating income of $17.0 million for the fourth quarter of 2007.  The increase in operating income was due to leverage in our educational services and facilities expenses as a result of higher capacity utilization at our campuses.

Educational services and facilities expenses increased by $4.5 million, or 12.8%, to $39.4 million for the fourth quarter of 2008 from $35.0 million for the fourth quarter of 2007.  BRI accounted for $0.5 million, or 1.4%, of this increase.  Excluding BRI, the increase in educational services and facilities expenses was due to instructional expenses and books and tools expenses, which increased by $1.8 million, or 9.4%, and $1.2 million, or 31.5%, respectively, over the fourth quarter of 2007. This increase was attributable to a 17.1% increase in student starts for the fourth quarter of 2008 as compared to the fourth quarter of 2007 and the overall increase in student population and higher tool sales during the fourth quarter of 2008 compared to the fourth quarter of 2007.  We began the fourth quarter of 2008 with approximately 2,900 more students than we on October 1, 2008 and as of December 31, 2008 our population was approximately 3,600 higher than as of December 31, 2007. The remainder of the increase in educational services and facilities expenses was due to facilities expenses, which increased by $1.0 million for fourth quarter of 2008 over the fourth quarter of 2007.  This increase was primarily due to an increase in depreciation expense of $0.5 million resulting from higher capital expenditures during 2008 and 2007.  The remainder of the increase in facilities expenses was due to higher utilities, rent and repairs and maintenance expenses at our campuses.  Capital expenditures in 2008 included the renovation and conversion of our former auto school in Grand Prairie, Texas to a skilled trades school, as well as the opening of our new campus, Aliante, in North Las Vegas, Nevada.  Educational services and facilities expenses as a percentage of revenues decreased to 36.7% of revenues for the fourth quarter of 2008 from 38.7% for the fourth quarter of 2007.

Our selling, general and administrative expenses for the fourth quarter of 2008 were $46.7 million, an increase of $8.3 million, or 21.8%, from $38.3 million for the fourth quarter of 2007.  Approximately $0.3 million, or 0.8%, of this increase was attributable to BRI. Excluding BRI, the increase in our selling, general and administrative expenses for the year ended December 31, 2008 was primarily due to a $0.6 million, or 17.8%, increase in student services, a $1.8 million, or 12.6%, increase in sales and marketing and a $5.6 million, or 27.4%, increase in administrative expenses as compared to the fourth quarter of 2007.

The increase in student services was primarily due to increases in compensation and benefit expenses attributed to additional financial aid and career services personnel as a result of a larger student population during the fourth quarter of 2008 as compared to the fourth quarter of 2007.

The increase in sales and marketing expense was due to (a) annual compensation increases to sales representatives; (b) the hiring of additional sales representatives; and (c) increased call center support for the fourth quarter of 2008 as compared to the fourth quarter of 2007. In addition, we increased our marketing investments in an effort to continue to grow our student population.

The increase in administrative expenses was primarily due to (a) a $3.2 million increase in compensation and benefits, resulting from annual compensation increases, including increases in employee bonuses, stock compensation expense and the cost of benefits provided to employees; (b) a $0.6 million increase in bad debt expense; (c) a $0.2 million increase in software maintenance expenses resulting from increased software licenses for our student management system; (d) $0.9 million of  acquisition expensed related to our acquisition of Baran in January 2009 specified under Statement of Financial Accounting Standards Statement No. 141R, Business Combinations; and (e) $0.2 million of expenses incurred in connection with two registration statements on Form S-3, filed with the SEC during 2008, and other related expenses.

For the quarter ended December 31, 2008, our bad debt expense as a percentage of revenue was 5.4% as compared to 5.6% for the same quarter of 2007.  This improvement was primarily attributable to: (a) better cash collections on students’ receivables, which offset higher accounts receivables balances resulting from an increase of 16.7% in average student population for the fourth quarter of 2008 as compared to the same period in 2007, and (b) the timing of collection of federal funds. The number of days sales outstanding for the quarter ended December 31, 2008 decreased to 22.4 days compared to 25.4 days for the same period in 2007.

As a percentage of revenues, selling, general and administrative expenses increased to 43.5% of revenues for the quarter ended December 31, 2008 from 42.4% for the quarter ended December 31, 2007.

As a result of the above, our operating margin for the fourth quarter of 2008 increased to 19.8% from 18.8% in the fourth quarter of 2006.

Net income from continuing operations for the fourth quarter of 2008 was $12.8 million, or $0.49 per diluted share, as compared to $9.6 million, or $0.37 per diluted share, for the comparable period in 2007.

Balance Sheet

At December 31, 2008, we had $15.2 million in cash and cash equivalents, compared to $3.5 million at December 31, 2007.

At December 31, 2008, our stockholders’ equity was $174.9 million, compared to $162.5 million at December 31, 2007, with the increase resulting from net income for the period and stock-based compensation expense.

Student Metrics

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007	2008	Growth	2007	2008	Growth

Student Starts	4,440	5,200	17.1%	24,185	27,175	12.4%
Average population	19,167	22,361	16.7%	17,687	20,006	13.1%
End of period population	18,013	21,667	20.3%	18,013	21,667	20.3%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-510-0711 (domestic) or 617-597-5379 (international) and citing code 13704489. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 44449747.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 42 campuses in 17 states under 10 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, Connecticut Culinary Institute, Americare School of Nursing, Baran Institute of Technology, Engine City Technical Institute, and Briarwood College.  Lincoln had a combined average enrollment of approximately 20,006 students as of December 31, 2008.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery

Brainerd Communicators, Inc.	Brainerd Communicators, Inc.

212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2008	2007	2008	2007

REVENUES	$107,323	$90,294	$376,907	$327,774
COSTS AND EXPENSES:

Educational services and facilities	39,421	34,960	153,530	139,500

Selling, general and administrative	46,665	38,321	187,722	162,396

Loss (gain) on sale of assets	(11)	-	80	(15)

Total costs and expenses	86,075	73,281	341,332	301,881

OPERATING INCOME	21,248	17,013	35,575	25,893
OTHER:
Interest income	17	31	113	180

Interest expense	(487)	(501)	(2,152)	(2,341)
Other income	-	1	-	27
INCOME BEFORE INCOME TAXES	20,778	16,544	33,536	23,759
PROVISION FOR INCOME TAXES	8,015	6,924	13,341	9,932
NET INCOME FROM CONTINUING OPERATIONS	$12,763	$9,620	$20,195	$13,827
Loss from discontinued operations, net of tax	-	-	-	(5,487)
NET INCOME	$12,763	$9,620	20,195	$8,340

Earnings per share - Basic -
Earnings per share from continuing operations	$0.51	$0.38	$0.80	$0.54
Loss per share from discontinued operations	-	-	-	(0.21)
Net income per share	$0.51	$0.38	$0.80	$0.33

Earnings per share – Diluted -
Earnings per share from continuing operations	$0.49	$0.37	$0.78	$0.53
Loss per share from discontinued operations	-	-	-	(0.21)
Net income per share	$0.49	$0.37	$0.78	$0.32

Weighted average number of common shares outstanding:

Basic	25,148	25,598	25,308	25,479

Diluted	25,818	26,274	25,984	26,090

Other data:

EBITDA (1)	34,276	21,021	53,495	41,031
Depreciation and amortization	4,543	4,007	17,920	15,111
Number of campuses	36	34	36	34
Average enrollment	22,361	19,167	20,006	17,687
Stock based compensation	430	500	2,201	1,849
Net cash provided by operating activities	24,173	6,785	54,176	15,735
Net cash used in investing activities	(15,286)	(6,827)	(31,205)	(23,830)
Net cash (used in) provided by financing activities	202	7	(11,239)	5,136

Selected Consolidated Balance Sheet Data:	December 31,

(In thousands)	2008
------------

Cash and cash equivalents	$15,234

Current assets	51,261

Working capital/(deficit)	(19,840)

Total assets	268,042

Current liabilities	71,101

Long-term debt and capital lease

Obligations, including current portion	10,174

Total stockholders’ equity	$174,949

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2008	2007	2008	2007

Income from continuing operations	$21,248	$9,620	$20,195	$13,827
Interest expense, net	470	470	2,039	2,161
Provision for income taxes	8,015	6,924	13,341	9,932
Depreciation and amortization	4,543	4,007	17,920	15,111
EBITDA	$34,276	$21,021	$53,495	$41,031

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